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Exhibit 99

FOR IMMEDIATE RELEASE

PRIMEDIA To Explore Sale of Business Information Segment

        NEW YORK, NY (April 25, 2005)—PRIMEDIA, Inc. (PRM) the country's leading targeted media company, today announced that it has retained Credit Suisse First Boston to assist it in exploring the sale of its Business Information segment.

        "Over the past year, the Business Information segment has turned around, with accelerating revenue and earnings growth," said Kelly P. Conlin, President and CEO of PRIMEDIA Inc. "When these results attracted the attention of several qualified buyers, the company felt that our shareholders would be best served by evaluating these offers in the context of a competitive review of the value of our business information segment.

        This is consistent with our goal of focusing on both operating growth and financial deleveraging."

        No decision has been made as to whether PRIMEDIA will engage in a transaction resulting in the sale of the segment, and there can be no assurance that any transaction will occur, or, if undertaken, the terms or timing of such a transaction.

        PRIMEDIA Business Information consists of business-to-business targeted publications, Web sites, and special events with a focus on bringing sellers together with qualified buyers in numerous industries. The Business Information segment consists of 70 publications, more than 100 Web sites, 25 events and 50 directories and data products, serving professionals in diverse market sectors. In 2004, Business Information generated $224.8 million in revenue.

        About PRIMEDIA PRIMEDIA (PRM) is the leading targeted media company in the United States. With 2004 revenue of $1.3 billion, our properties comprise more than 200 brands that connect buyers and sellers in more markets than any other media company through our print publications, Web sites, events, newsletters and video programs in four business segments: Enthusiast Media, Consumer Guides, Business Information, and Education. PRIMEDIA Enthusiast Media includes more than 120 consumer magazines, with well-known brands such as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer. PRIMEDIA Consumer Guides is the #1 publisher and distributor of free consumer guides, with Apartment Guide, Auto Guide and New Home Guide. PRIMEDIA Business Information has more than 70 publications in 18 market sectors. PRIMEDIA Education includes Channel One and other educational products.

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CONTACT: Eric Leeds (investors): 212-745-1885 Elliot Sloane (media):
212-446-1860

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PRIMEDIA To Explore Sale of Business Information Segment